                                                                 EXHIBIT 3.2

                            AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                     OF
                         HORIZON PHARMACIES, INC.


     HORIZON Pharmacies, Inc. (the "Corporation"), pursuant to the provisions of Section 4.07 of the Business Corporation Act (the "Act") does hereby adopt these Amended and Restated Articles of Incorporation (the "Amended Articles") which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date (the "Old Articles") and further amend such Old Articles as hereinafter set forth, and which contain no other change in any provision thereof.

                                 Section One

     The Amended Articles restate and integrate and further amend the Old Articles by substituting for the provisions of the Old Articles in their entirety the provisions of the Amended Articles set forth in Section Five hereof. The amendments effected by these Amended Articles affect the Old Articles as follows:

     1) by amending Article III to delete the reference to the retail pharmacy business;

     2) by amending Article IV to increase the number of authorized shares of capital stock from 1,000,000 to 15,000,000 and to designate 14,000,000 of such shares as common stock and 1,000,000 of such shares as preferred stock and to decrease the par value of the common stock from $1.00 per share to $.01 per share and to set the par value of the preferred stock at $.01 per share;

     3) by amending Article V to substitute the words "labor done" for the word "services;"

     4)   by amending Article VI to provide for a new registered agent;

     5) by amending Article VII to provide that the number of directors shall be as set specified by the Corporation's Bylaws;

     6) by adding an Article VIII to permit the Board of Directors to adopt, amend or repeal the Corporation's Bylaws;

     7) by adding an Article IX to prohibit shareholder action by written consent without prior approval of the Board of Directors;

     8) by adding an Article X to provide for limitation of liability and indemnification of the Corporation's officers and directors;

     9) by adding an Article XI to eliminate any preemptive shareholder rights;

     10)  by adding an Article XII to eliminate any cumulative voting rights;

     11) by adding an Article XIII to prohibit certain business combinations between the Corporation and certain affiliated persons; and

     12) by adding an Article XIV to provide for the further amendment of the Articles of Incorporation;

amendart.no2
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                                   Section Two

     Each amendment made by these Amended Articles has been effected in conformity with the provisions of the Act.

                                  Section Three

     Each one (1) share of common stock, par value $1.00 per share, of the Corporation issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time these Amended Articles are filed with the Secretary of State of the State of Texas, shall be and are hereby automatically reclassified and changed (without any further act) into two (2) shares of Common Stock, par value $.01 per share, of the Corporation.

                                  Section Four

     The number of shares outstanding was 541,212; the number of shares entitled to vote on these Amended Articles was 541,212; the number of shares voted for such Amended Articles and the amendments effected thereby was _____ and the number of shares voted against such Amended Articles and the amendments effected thereby was ___________.

                                 Section Five

     The Old Articles are hereby superseded by the following Amended Articles, which Amended Articles accurately copy the entire text thereof as amended:

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                          HORIZON PHARMACIES, INC.


                                  ARTICLE I

     The name of the corporation is HORIZON Pharmacies, Inc.

                                  ARTICLE II

     The period of the Corporation's duration is perpetual.

                                 ARTICLE III

     The purpose for which the Corporation is organized is to engage in any and all lawful business or activity for which corporations may be organized under the Business Corporation Act (the "Act") of the State of Texas.

                                  ARTICLE IV

     Section 1. The amount of total authorized capital stock of the Corporation is 15,000,000 shares, of which 14,000,000 shares shall be common stock, having a par value of $.01 per share ("Common Stock"), and 1,000,000 shares shall be preferred stock, having a par value of $.01 per share ("Preferred Stock").

amendart.no2                          2

     Section 2. Except for and subject to those rights expressly granted to the holders of Preferred Stock, or any series thereof, by the Board of Directors of the Corporation (the "Board of Directors"), pursuant to the authority hereby vested in the Board of Directors or as provided by the laws of the State of Texas, the holders of the Corporation's Common Stock shall have exclusively all rights of shareholders and shall possess exclusively all voting power. Each holder of Common Stock of the Corporation shall be entitled, on each matter submitted for a vote to holders of Common Stock, to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

     Section 3. The Board of Directors is hereby expressly authorized, at any time and from time to time by a resolution or resolutions, to divide the shares of Preferred Stock or the shares of any series thereof, and to fix and determine in the resolution or resolutions providing for the issue of shares of Preferred Stock of a particular series the voting rights, if any, of the holders of shares of such series, the designations, preferences, and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof, to the fullest extent now or hereafter permitted by the laws of the State of Texas. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

     Without limiting the generality of the foregoing authority of the Board of Directors, the Board of Directors from time to time may (if otherwise permitted under the Act):

     (1) designate a series of Preferred Stock, which may be distinguished by number, letter or title from other Preferred Stock of the Corporation;

     (2) fix and thereafter increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of Preferred Stock that shall constitute such series;

     (3) provide for dividends on shares of Preferred Stock of such series and, if provisions are made for dividends, determine the dividend rate and the times at which holders of shares of Preferred Stock of such series shall be entitled to receive the dividends, whether the dividends shall be cumulative and, if so, from what date or dates, and the other conditions, if any, including rights of priority, if any, upon which the dividends shall be paid;

     (4) determine the rights, if any, to which holders of the shares of Preferred Stock of such series shall be entitled in the event of any liquidation, dissolution or winding up of the Corporation; provided, however, that in the event of any such liquidation, dissolution or winding up of the Corporation, the holders of the shares of Preferred Stock of such series shall not be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, an amount in cash greater than $100.00 per share, plus accrued and unpaid dividends to the date fixed for liquidation, dissolution or winding up, whether or not declared;

     (5) provide for the redemption or purchase of shares of Preferred Stock of such series and, if provisions are made for redemption, determine the time or times and the price or prices at which the shares of Preferred Stock of such series shall be subject to redemption in whole or in part, and the other terms and conditions, if any, on which shares of Preferred Stock of such series may be redeemed or purchased;

amendart.no2                          3
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     (6)  provide for a sinking fund or purchase fund for the redemption or purchase of shares of Preferred Stock of such series and, if any such fund is so provided for the benefit of such shares of Preferred Stock, the amount of such fund and the manner of its application;

     (7) determine the extent of the voting rights, if any, of the shares of Preferred Stock of such series, including but not limited to the right of the holders of such shares to vote as a separate class acting alone or with the holders of one or more other series of Preferred Stock and the right to have more (or less) than one vote per share;

     (8) provide for whether or not the shares of Preferred Stock of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock, or any series thereof, of the Corporation and, if so convertible or exchangeable, determine the conversion or exchange price or rate, the adjustments thereof and the other terms and conditions, if any, on which such shares of Preferred Stock shall be so convertible or exchangeable; and

     (9) provide for any other preferences, any relative, participating, optional or other special rights, any qualifications, limitations or restrictions thereof, or any other terms or provisions of shares of Preferred Stock of such series as the Board of Directors may deem appropriate or desirable.

     Section 4. Shares of Common Stock or Preferred Stock may be issued by the Corporation from time to time for such consideration, having a value of not less than the par value, if any, thereof, as is determined from time to time by the Board of Directors. Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock and the holder thereof shall not be liable for any further payment thereon.

     Section 5. The Corporation may issue rights and options to purchase shares of Common Stock or Preferred Stock of the Corporation to directors, officers or employees of the Corporation or any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and options shall be required.

                                  ARTICLE V

     The Corporation will not commence business until it has received for the issuance of shares consideration of the value of not less than one thousand dollars ($1,000) consisting of money, services, or property actually received.

                                  ARTICLE VI

     The address of the Corporation's registered office in the State of Texas is 350 N. St. Paul Street, Dallas, Dallas County, Texas 75201. The name of its registered agent at such address is CT Corporation System.

                                 ARTICLE VII

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified pursuant to the Bylaws of the Corporation and may be altered from time to time as may be provided therein. The names and addresses of the persons currently serving as directors are as follows and such persons shall serve as directors until the annual meeting of the shareholders of the Corporation or until their successors are duly elected and qualified:

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     Rick D. McCord, R.Ph.    275 W. Princeton Drive, Princeton, Texas 75407
     Sy S. Shahid             275 W. Princeton Drive, Princeton, Texas 75407
     David W. Frauhiger       275 W. Princeton Drive, Princeton, Texas 75407
     Charlie K. Herr, R.Ph.   275 W. Princeton Drive, Princeton, Texas 75407
     Robert D. Mueller, R.Ph. 275 W. Princeton Drive, Princeton, Texas 75407

                                ARTICLE VIII

     The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The shareholders of the Corporation may not adopt, amend or repeal the Bylaws of the Corporation other than by the affirmative vote of 66 2/3% of the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Board of Directors of the Corporation ("Voting Power"), voting together as a single class. In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of these Articles of Incorporation, any alteration, amendment or repeal relating to this Article VIII must be approved by the affirmative vote of the holders of at least 66 2/3% of the Voting Power, voting together as a single class.

                                 ARTICLE IX

     No action that is required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders, unless the action to be effected by written consent of shareholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

     In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of these Articles of Incorporation, any alteration, amendment or repeal relating to this Article
IX must be approved by the affirmative vote of the holders of at least 66 2/3% of the Voting Power, voting together as a single class.

                                 ARTICLE X

     Section 1. In addition to any other limitation of liability for directors provided for at law (including the Act), the Articles of Incorporation or the Bylaws, no director of this Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Section 1 of Article X does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Neither the amendment nor repeal of this Section 1 of Article X, nor the adoption of any provisions of the Articles of Incorporation of this Corporation inconsistent with this Section 1 of Article X, shall eliminate or reduce the effect this
Section 1 of Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1 of Article X, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If, after approval of this Section 1 of Article X, the Act, the Texas Miscellaneous Corporation Laws Act (the "TMCLA") or any other laws of the State of Texas are enacted or amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so enacted or amended from time to time.

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     Section 2.

     (1) The Corporation shall indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director to the fullest extent and manner permissible under the Act or applicable rules, regulations or laws.

     (2)  A person shall be indemnified under paragraph (1) of this Section 2 of
          Article X against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the Corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (a) shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and (b) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation.

     (3) The mandatory indemnification provision set forth in paragraph (1) of this Section 2 of Article X shall be deemed to constitute authorization of indemnification in the manner required by the Act even though this provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

     (4) The Corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

     (5) Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding (and without any prior determination or authorization being first required) after (a) the Corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article X and the Act, and (b) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by the Act. This mandatory payment or reimbursement provision shall be deemed to constitute authorization of that payment or reimbursement.

     (6)  The written undertaking required by paragraph (5) of this Section 2 of
          Article X must be an unlimited general obligation of the director that need not be secured. It may be accepted without reference to financial ability to make repayment.

     (7) Notwithstanding any other provision of this Article X, the Corporation shall pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     (8) An officer of the Corporation shall be indemnified as, and to the same extent, provided by the Act and this Article X for a director and is entitled to indemnification to the same extent as a director. The Corporation shall indemnify and advance expenses to an officer, and may indemnify advance expenses to an employee or agent, of the Corporation to the same extent that it is authorized to indemnify and advance expenses to directors under this Article X.

amendart.no2                          6
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     (9)  The Corporation may indemnify and advance expenses to persons who are not or were not officers, employees or agents of the Corporation, but who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the same extent that it is authorized to indemnify and advance expenses to directors under this Article X.

     (10) The Corporation shall indemnify and advance expenses to an officer, and may indemnify and advance expenses to an employee, agent or person indemnified in paragraph (9) of this Section 2 of Article X and who is not a director, to such further extent, consistent with law, as may be provided by the Articles of Incorporation of this Corporation, the bylaws, general or specific action of the Board of Directors of this Corporation, or contract or is permitted or required by common law.

     Section 3. The Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of this Corporation or who is or was serving at the request of this Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the Corporation would have the power to indemnify him against that liability under this Article X. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the Corporation.

     Section 4. Any indemnification of or advance of expenses to a director in accordance with this Article X shall be reported in writing to the shareholders of this Corporation with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to the Act and, in any case, within the twelve month period immediately following the date of the indemnification or advance.

     For purposes of this Article X, the Corporation is deemed to have requested a director to serve an employee benefit plan whenever the performance by him of his duties to the Corporation also imposes duties on or otherwise involve services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by him with respect to a employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the best interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interest of the Corporation.

     Section 5. As used in this Article X the following terms shall have the following meanings:

     (1) The terms "corporation," "director," "expenses," and "proceeding," shall have the meanings given such terms in Art. 2.02-1 of the Act.

     (2) The term "Act" means the Texas Business Corporation Act as now in effect or as hereafter amended.

     Section 6. This Article X shall be given its broadest effect and application permissible under the Act and other applicable law and only to such extent. If it is finally determined by a court of competent jurisdiction that this Article X is invalid, illegal or unenforceable in any respect or respects, it shall nevertheless be

amendart.no2                          7
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enforceable to the extent and given its broadest effect and application found by such court to be consistent with the Act and other applicable law.

     Section 7. The rights of indemnification and reimbursement provided herein shall not be exclusive of any other rights to which such person may be entitled by law, agreement, general or specific action of the board of directors, shareholders' vote or otherwise.

                                 ARTICLE XI

     No shareholder of the Corporation shall have any preemptive or preferential right whatsoever to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of any class of stock of the Corporation.

                                ARTICLE XII

     Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Cumulative voting in the election of directors of the corporation is expressly denied.

                                ARTICLE XIII

     (A) The Corporation shall not, directly or indirectly, enter into or engage in a business combination with an affiliated shareholder, or any affiliate or associate of such affiliated shareholder, during the three (3) year period immediately following such affiliated shareholder's share acquisition date unless:

          (1) the business combination or the purchase or acquisition of shares of the Corporation made by such affiliated shareholder on the affiliated shareholder's share acquisition date is approved by the board of directors of the Corporation before the affiliated shareholder's share acquisition date; or

          (2) the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the issued and outstanding voting shares of the Corporation not beneficially owned by such affiliated shareholder or an affiliate or associate of such affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

     (B)  Article XIII(A) shall not apply to:

          (1) a business combination of the Corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder:

               (a) as soon as practicable divests itself of a sufficient number of the voting shares of the Corporation so that it no longer is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the issued and outstanding voting shares of the Corporation; and

               (b) would not at anytime within the three (3) year period preceding the announcement date of the business combination, have been an affiliated shareholder but for the inadvertent acquisition;

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          (2)  a business combination with an affiliated shareholder or an affiliate or associate of an affiliated shareholder who became an affiliated shareholder through a transfer of shares of the Corporation by will or intestate succession and continuously was such an affiliated shareholder until the announcement date of the business combination; or

          (3) a business combination of the Corporation with a domestic wholly-owned subsidiary if the domestic subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder's beneficial ownership of voting shares in the Corporation.

     (C) This Article shall not affect, directly or indirectly, the validity of any other action by the board of directors of the Corporation, nor does it preclude the board of directors from taking other action in accordance with law, nor does the board of directors incur a liability for elections made or not made under this Article.

     (D) In discharging the duties of director under the Act or otherwise, a director, in considering the best interests of the Corporation, may consider the long-term as well as the short-term interests of the Corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the Corporation.

     (E) If any provision or clause of this Article or application thereof to any person or circumstance is held invalid, such invalidity shall not affect other provisions or applications of this Article that can be given effect without the invalid provision or application and without being inconsistent with the intent of this Article, and to this end, the provisions of this Article are declared to be severable.

     (F)  In this Article XIII:

          (1) "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a specified person.

          (2) "Affiliated Shareholder" means a person, other than the Corporation or a wholly-owned subsidiary of the Corporation, that is the beneficial owner of twenty percent (20%) or more of the issued and outstanding voting shares of the Corporation, or that, within the preceding three (3) year period, was the beneficial owner of twenty percent or more of the then issued and outstanding voting shares of the Corporation. For purposes of determining whether a person is an affiliated shareholder, the number of voting shares of the Corporation considered outstanding includes shares considered beneficially owned by that person under subdivision 4 of this Article XIII(F), but does not include other unissued voting shares of the Corporation that may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise or conversion of rights, warrants, or options, or otherwise.

          (3) "Associate," when used to indicate a relationship with any person, means:

               (a) a corporation or organization (other than the corporation or a majority owned subsidiary of the corporation) of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;

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
               (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; or

               (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or any subsidiary of such person.

          (4) "Beneficial Owner" means a person who, with respect to shares or similar securities:

               (a) individually, or with or through an affiliate or associate, beneficially owns the shares or similar securities, directly or indirectly;

               (b) individually, or with or through an affiliate or associate, has the right to:

                    (i) acquire the shares or similar securities, whether the right may be exercised immediately or only after the passage of time, pursuant to an agreement, arrangement, or understanding, whether or not in writing, or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, except that a person is not considered the beneficial owner of shares or similar securities (aa) tendered pursuant to a tender or exchange offer made by the person or an affiliate or associate until the tendered shares or similar securities are accepted for purchase or exchange, or (bb) that may be subject to an agreement, arrangement, or understanding that expressly conditions the acquisition or purchase on the approval of the acquisition or purchase pursuant to Article XIII(A) as long as such person has no direct or indirect rights of ownership or voting with respect to such shares until such time that such approval is obtained, at which time such person shall be considered the beneficial owner of such shares; or

                    (ii) vote the shares or similar securities pursuant to an
                         agreement, arrangement, or understanding, whether or not in writing, except that a person is not considered the beneficial owner of shares or similar securities for purposes of this subparagraph if the agreement, arrangement, or understanding to vote the shares: (aa) arises solely from an immediately revocable proxy that authorizes the person named in the proxy to vote at a meeting of shareholders that has been called when the proxy is delivered or at any adjournment of the meeting, and (bb) is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934 or a comparable or successor report; or

               (c) has an agreement, arrangement, or understanding, whether or not in writing, to acquire, hold, or dispose (except pursuant to an agreement, arrangement, or understanding permitted by subdivision (4)(b)(i) of this Article XIII) or to vote (except under an immediately revocable proxy under subdivision (4)(b)(ii) of this Article XIII) the shares or similar securities with another person who beneficially owns, or whose affiliate or

amendart.no2                          10
                    associate beneficially owns, directly or indirectly, the shares or similar securities.

          (5)  "Business combination" means:

               (a) any merger, share exchange, or conversion of the Corporation or a subsidiary with:

                    (i)   an affiliated shareholder;

                    (ii) a foreign or domestic corporation or other entity that is, or after the merger, share exchange, or conversion would be, an affiliate or associate of the affiliated shareholder; or

                    (iii) another domestic or foreign corporation or other
                          entity, if the merger, share exchange, or conversion is caused by an affiliated shareholder, or an affiliate or associate of an affiliated shareholder, and as a result of the merger, share exchange, or conversion this Article XIII does not apply to the surviving corporation or other entity;

               (b) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, including an allocation of assets pursuant to a merger, to or with the affiliated shareholder, or an affiliate or associate of the affiliated shareholder, of assets of the Corporation or any subsidiary that:

                    (i) have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the assets, determined on a consolidated basis, of the Corporation;

                    (ii) have an aggregate market value equal to 10 percent or more of the aggregate market value of all the outstanding common stock of the Corporation; or

                    (iii) represent ten percent (10%) or more of the earning
                          power or net income, determined on a consolidated basis, of the Corporation;

               (c) the issuance or transfer by the Corporation or a subsidiary to an affiliated shareholder or an affiliate or associate of the affiliated shareholder, in one transaction or a series of transactions, of shares of the Corporation or a subsidiary, except by the exercise of warrants or rights to purchase shares of the Corporation offered, or a share dividend paid, pro rata to all shareholders of the Corporation after the affiliated shareholder's share acquisition date;

               (d) the adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by, or pursuant to any agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder;

amendart.no2                          11

               (e) a reclassification of securities, including a reverse share split or a share split-up, share dividend, or other distribution of shares, a recapitalization of the Corporation, a merger of the Corporation with a subsidiary or pursuant to which the assets and liabilities of the Corporation are allocated among two or more surviving or new domestic or foreign corporations or other entities, or any other transaction, whether or not with, into, or otherwise involving the affiliated shareholder, proposed by, or pursuant to an agreement, arrangement, or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder that has the effect, directly or indirectly, of increasing the proportionate ownership percentage of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of the corporation that is beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, except as a result of immaterial changes due to fractional share adjustments; or

               (f) the direct or indirect receipt by an affiliated shareholder or an affiliate or associate of the affiliated shareholder of the benefit of a loan, advance, guarantee, pledge, or other financial assistance or a tax credit or other tax advantage provided by or through the Corporation, except proportionately as a shareholder of the Corporation.

          (6) "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of equity securities, by contract, or otherwise. A person's beneficial ownership of ten percent (10%) or more of a person's outstanding voting shares or similar interests creates a presumption that the person has control of such other person.

          (7) "Person" means an individual, trust, domestic or foreign corporation or other entity, or a government, or a political subdivision, agency, or instrumentality of a government. If two or more persons act as a partnership, limited partnership, syndicate, or other group under an agreement, arrangement, or other understanding, whether or not in writing, to acquire, hold, vote, or dispose of shares of a corporation, all members of the partnership, limited partnership, syndicate, or other group are considered to be a person.

          (8) "Share acquisition date" means the date that a person first becomes an affiliated shareholder of the Corporation.

          (9) "Subsidiary" means a domestic or foreign corporation or other entity of which a majority of the outstanding voting shares are owned, directly or indirectly, by the Corporation.

          (10) "Voting share" means a share of capital stock of a corporation entitled to vote generally in the election of directors.

amendart.no2                          12

                                ARTICLE XIV

     The Corporation reserves the right to amend and repeal any provision contained in these Articles of Incorporation in the manner from time to time prescribed by the laws of the State of Texas. All rights herein conferred are granted subject to this reservation.

     IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation has been executed this ____ day of May, 1997.

                                            HORIZON PHARMACIES, INC.


                                            By:
                                               -------------------------------
                                               Rick D. McCord, President

STATE OF TEXAS      )
                    )
COUNTY OF COLLIN    )

     Before me, a notary public, on this day personally appeared Rick D. McCord, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal this _____ day of May, 1997.


(Notarial Seal)                             ----------------------------------

                                            Notary Public, State of Texas
                                            My commission expires:

                                            ------------------------- , ------






















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